Exhibit 99.1

CONSENT OF

LAZARD FRERES & CO. LLC

May 2, 2008

Board of Directors

Trane Inc.

One Centennial Avenue

Piscataway, New Jersey 08855-6820

Members of the Board:

We hereby consent to (i) the inclusion of our opinion letter, dated December 15, 2007, to the Board of Directors of Trane Inc. (“Trane”) included as Annex B to the Proxy Statement/Prospectus included in the Amendment No. 3 to the Registration Statement dated May 2, 2008 (the “Registration Statement”) of Ingersoll-Rand Company Limited (“Ingersoll Rand”) on Form S–4 relating to the proposed merger of Indian Merger Sub, Inc., a wholly owned subsidiary of Ingersoll Rand, with and into Trane and (ii) the references to such opinion and to our firm in such Registration Statement under the headings “Summary – Opinion of Lazard Freres & Co. LLC,” “The Merger – Background of the Merger,” “The Merger – Recommendation of Trane’s Board of Directors; Reasons for the Merger,” “The Merger – Opinion of Lazard Freres & Co. LLC” and “The Merger – Financial Projections”. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

LAZARD FRERES & CO. LLC

By	/s/ Mark T. McMaster
Name:	Mark T. McMaster
Title:	Managing Director